Exhibit 99.1

Sonim Reports Third Quarter Results

Gross Margin Increases to 30.6%, Sequential Improvement in Operations,

Advances Expanded Device Offering

Austin, Texas – November 11, 2020 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 and Recent Highlights

•	Net revenues of $14.4 million

•	Gross margin increased to 30.6%, compared with 23.9% in the prior year quarter

•	GAAP net loss declined to $6.5 million, or $0.10 per share

•	Ended the quarter with cash and cash equivalents of $31.7 million

•

Announced company’s SmartScanner platform, our first handheld computer with integrated barcode scanner, as well as company’s first tablet, also with integrated scanner, opening new $2 billion worldwide TAM, with products to ship in Q1 2021

•	Secured stocking product awards at major North American carriers for company’s next generation Feature Phone products to be introduced in 2021

“We continued our transformation of Sonim to position the company for future growth driven by our next generation products, including our category-leading feature phones and our new SmartScanner platform,” said Tom Wilkinson, Chief Executive Officer. “While revenue in the third quarter was impacted by carrier partners accelerating deliveries into the second quarter and reducing inventory ahead of year end, we increased gross margin as a result of lower discounts and rebates needed to sell our products and achieved an additional 20% year-over-year reduction in operating costs, all of which enabled us to decrease our net loss.

“We continue to focus on selling our existing product portfolio, the most rugged mobile phone devices you can buy today, while we prepare for the launch of our first handheld barcode scanners and tablets in the first quarter and advance the engineering of our next generation products, including our feature phone product platform that will roll out in 2021. We believe that, given our improved operations and strong balance sheet, we have sufficient capital to develop and launch these products next year as we execute our 2021 plan.”

Wilkinson added, “Sonim’s leading rugged mobility solutions and push-to-talk functionality differentiate the company from competing solutions. These differentiators led us to already secure design wins at all but one of the major carriers in North America for our new rugged feature phones. The remaining carrier has provided a verbal indication that an award is pending. Feature phones have historically been our highest volume platform and enjoy competitive strength in the marketplace. In addition, we have signed up new distributors in Europe and South America, as well as expanded our distributor relationships in North America. Expansion of product offerings, geographic reach and channel is part of our transformation of Sonim into a business that better controls its own sales plan by working directly to identify opportunities and lock in the end user customer relationships. Sonim’s solutions enable critical communication capabilities while delivering meaningful savings to our customers.”

Third Quarter 2020 Financial Results

Net revenues for the third quarter of 2020 were $14.4 million, compared with $28.9 million in the third quarter of 2019. The decrease in net revenues was primarily attributable to the prior minimum quantity contract with a single carrier in place during 2019, which was not in place during 2020, and changes in order timing with large customers.

Gross profit for the third quarter of 2020 was $4.4 million (30.6% of net revenues) from $6.9 million (23.9% of net revenues) in the third quarter of 2019. The increase in gross margin percentage was primarily attributable to one-time inventory adjustments in the prior year, along with lower discounts and rebates needed to sell our products in the third quarter. Sonim anticipates that margins will benefit from the upgrade of our product offering in mid-2021 and the launch of higher gross margin scanner products in the first quarter of 2021.

Operating expenses for the third quarter declined $2.6 million, to $10.6 million from $13.1 million in the year-ago quarter. The decline in operating expenses reflects Sonim’s commitment to a leaner operating model while continuing to invest heavily in sales, marketing and new product development in a more cost-effective manner. In the fourth quarter, we have undertaken further operating expense reduction of approximately $2 million per year to prepare the company for the future platforms and go to market strategy. As the new products become available, we intend to invest in sales and marketing resources in new geographic markets and in support of the new product offerings.

Net loss for the third quarter of 2020 totaled $6.5 million or $(0.10) per basic and diluted share (based on 65.9 million shares), compared to net loss of $6.8 million, or $(0.33) per basic and diluted share (based on 20.4 million shares), in the third quarter of 2019, and compared with net loss of $7.1 million or $(0.22) per basic and diluted share (based on 31.6 million shares) in the second quarter of 2020. The sequential and year-over-year decline in net loss reflects improved operating model efficiencies Sonim has implemented to date.

Balance Sheet and Cash Flow

Sonim ended the quarter with $31.7 million in cash and equivalents and no notable long-term debt. Net cash used in operating activities was $0.7 million through the first nine months of 2020. Inventory was $12.8 million at quarter end, and accounts receivable $5.8 million. Working capital totaled $30.8 million at September 30, 2020, up from $19.7 million at December 31, 2019.

Conference Call

Sonim Technologies will hold a conference call today, Wednesday November 11, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss these results and provide an update on business conditions. To join the call, please dial +1-412-317-6060. To listen to a live webcast of the call, please visit https://www.sonimtech.com/ and select About, then Investor Relations. The webcast will be available as a replay on Sonim’s website following completion of the call. A telephonic replay will be available for 14 days approximately 3 hours after the call concludes by dialing +1-412-317-0088 and entering access code 10149667.

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future growth, profitability, continued market acceptance of the Company’s products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to continue to generate positive cash flow, and ability to be profitable; anticipated trends, such as the use of and demand for its products; its ability to attract and retain customers to purchase and use its products; its ability to attract wireless carriers as customers for its products; the evolution of technology affecting its products and markets; its ability to successfully address the technical issues identified with respect to its products; its ability to introduce new products and enhance existing products, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, the Form 10-Q for the three months ended June 30, 2020, and the Form 10-Q for the three months ended September 30, 2020 expected to be filed not later than November 16, 2020, and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Robert Tirva, Chief Financial Officer

Sonim Technologies, Inc.

IR@sonimtech.com

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2020 and DECEMBER 31, 2019 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$31,672	$11,298
Accounts receivable, net	5,804	10,082
Inventory	12,828	19,531
Prepaid expenses and other current assets	6,148	6,430

Total current assets	56,452	47,341
Property and equipment, net	1,146	1,442
Other assets	4,778	6,676

Total assets	$62,376	$55,459

Liabilities and stockholders’ equity
Current portion of long-term debt	$177	$9,821
Accounts payable	10,552	7,234
Accrued expenses	14,663	10,265
Deferred revenue	290	291

Total current liabilities	25,682	27,611
Income tax payable	2,135	1,961
Long-term debt, less current portion	222	362

Total liabilities	28,039	29,934

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 66,008,316 and 20,437,235 shares issued and outstanding at, September 30, 2020 and December 31, 2019, respectively.	66	20
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized	—	—
Additional paid-in capital	224,041	191,751
Accumulated deficit	(189,770)	(166,246)

Total stockholders’ equity	34,337	25,525

Total liabilities and stockholders’ equity	$62,376	$55,459

SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 and 2019 (UNAUDITED)

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net revenues	$14,393	$28,850	$48,157	$99,081
Cost of revenues	9,994	21,968	36,675	68,733

Gross profit	4,399	6,882	11,482	30,348

Operating expenses:
Research and development	3,389	6,651	10,581	20,996
Sales and marketing	2,884	3,042	8,611	10,986
General and administrative	4,245	2,870	13,003	12,770
Restructuring costs	—	578	1,087	578

Total operating expenses	10,518	13,141	33,282	45,330

Loss from operations	(6,119)	(6,259)	(21,800)	(14,982)
Interest expense	(182)	(235)	(803)	(1,212)
Other expense, net	(13)	(248)	(408)	(519)

Loss before income taxes	(6,314)	(6,742)	(23,011)	(16,713)
Income tax expense	(150)	(33)	(513)	(785)

Net loss	$(6,464)	$(6,775)	$(23,524)	$(17,498)

Net loss per share, basic and diluted	$(0.10)	$(0.33)	$(0.60)	$(0.97)

Weighted–average shares used in computing net loss per Share, basic and diluted	65,938,028	20,356,447	39,494,441	18,085,719